                                                                    EXHIBIT 4.11

                 -------------------------------------------

                              FINANCING AGREEMENT

                                    between

                     PENINSULA PORTS AUTHORITY OF VIRGINIA

                                      and

                          ZEIGLER COAL HOLDING COMPANY



                           Dated as of August 1, 1997

                                  Relating To

                     Peninsula Ports Authority of Virginia
                     Port Facility Refunding Revenue Bonds
                      (Zeigler Coal Project), Series 1997


                 -------------------------------------------
                 -------------------------------------------


  The interest of Peninsula Ports Authority of Virginia in this Financing Agreement has been assigned (except for the amounts payable under Sections 4.2(b), 4.2(c), 4.2(e), 4.3, 6.2, 7.5 and 10.9 hereof) pursuant to the
  Trust Indenture dated as of the date hereof from Peninsula Ports Authority of Virginia, to PNC Bank, N.A., as trustee, and is subject to the security interest in favor of said trustee.

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
                                   ARTICLE I
                                  DEFINITIONS

Section 1.1.  Definitions...............................................................1

                                  ARTICLE II
                  REPRESENTATIONS, COVENANTS, AND WARRANTIES


Section 2.1.  Representations, Covenants, and Warranties of Issuer......................4
Section 2.2.  Representations, Covenants, and Warranties of Company.....................4


                       ARTICLE III ISSUANCE OF THE BONDS

Section 3.1.  Agreement To Issue Bonds; Application of Bond Proceeds....................5
Section 3.2.  The Plant.................................................................5
Section 3.3.  Limitations of the Issuer's Liability.....................................6


                                  ARTICLE IV
                   LOAN OF PROCEEDS; DEBT SERVICE PAYMENTS;
                            NATURE OF OBLIGATIONS

Section 4.1.  Loan of Proceeds to Company...............................................6
Section 4.2.  Amounts Payable...........................................................6
Section 4.3.  Purchase Price Payments...................................................7
Section 4.4.  Obligations of Company Hereunder Unconditional............................7
Section 4.5.  Investment of Debt Service Fund Moneys....................................8
Section 4.6.  Issuer to Grant Security Interest to Trustee..............................8
Section 4.7.  Letter of Credit..........................................................8


                              ARTICLE V SPECIAL
                                  COVENANTS


Section 5.1.  Further Assurances and Corrective Instruments.............................9
Section 5.2.  Issuer Representative and Authorized Company Representative...............9
Section 5.3.  Maintenance of Corporate Existence........................................9
Section 5.4.  Permits or Licenses.......................................................9
Section 5.5.  Arbitrage and Other Tax Covenants.........................................9

                                  ARTICLE VI
                        ASSIGNMENT AND INDEMNIFICATION


Section 6.1.   Assignment...............................................................10
Section 6.2.   Release and Indemnity of Issuer and Trustee..............................10


                                 ARTICLE VII
                        EVENTS OF DEFAULT AND REMEDIES


Section 7.1.   Events of Default Defined................................................11
Section 7.2.   Remedies on Default......................................................12
Section 7.3.   No Remedy Exclusive......................................................13
Section 7.4.   Annulment of Acceleration................................................13
Section 7.5.   Agreement to Pay Attorneys' Fees and Expenses............................13
Section 7.6.   No Additional Waiver Implied by One Waiver...............................13


                                 ARTICLE VIII
                OPTIONS:  PREPAYMENT OF DEBT SERVICE PAYMENTS


Section 8.1.    Option to Terminate at Any Time Upon Defeasance of the Bonds............13
Section 8.2.    Option to Prepay Debt Service Payments Upon the Occurrence of
                 Certain Events.........................................................14
Section 8.3.    Option to Prepay Debt Service Payments..................................14
Section 8.4.    Procedure for Prepayment................................................14
Section 8.5.    Relative Position of Options and Indenture..............................14


                                  ARTICLE IX
                  OBLIGATION TO PREPAY DEBT SERVICE PAYMENTS
                      UPON OCCURRENCE OF CERTAIN EVENTS


Section 9.1.    Obligation to Prepay Upon Special Mandatory Redemption of Bonds Under
                 Section 9.01(b) of the Indenture.......................................14

                                  ARTICLE X
                                MISCELLANEOUS


Section 10.1.   Term of Agreement.......................................................15
Section 10.2.   Notices.................................................................15
Section 10.3.   Confidential Information................................................16
Section 10.4.   Waiver of Rights........................................................16
Section 10.5.   Limitation of Warranty..................................................16
Section 10.6.   Confirming Instruments..................................................16
Section 10.7.   Binding Effect..........................................................16
Section 10.8.   Performance by Issuer...................................................16
Section 10.9.   No Recourse to Issuer; Obligations of Issuer Limited....................16
Section 10.10.  References to Bonds Ineffective After Bonds Paid........................16

Section 10.11.  Severability.......................................................     17
Section 10.12.  Amounts Remaining in Debt Service Fund.............................     17
Section 10.13.  Amendments, Changes, and Modifications.............................     17
Section 10.14.  Execution in Counterparts..........................................     17
Section 10.15.  Applicable Law; Jurisdiction.......................................     17
Section 10.16.  Captions...........................................................     17

                              FINANCING AGREEMENT


     THIS FINANCING AGREEMENT, dated as of August 1, 1997, between PENINSULA PORTS AUTHORITY OF VIRGINIA, a public body corporate and a political subdivision of the Commonwealth of Virginia (the "Issuer"), and ZEIGLER COAL HOLDING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Company").

                             W I T N E S S E T H :

     WHEREAS, the Issuer is authorized and empowered by the provisions of Chapter 46 of the Acts of Assembly of 1952 of the Commonwealth of Virginia, as amended (the "Act"), to issue revenue bonds and refunding revenue bonds for the purposes described therein; and

     WHEREAS, the Issuer has previously issued its revenue bonds (in 1981) and its refunding revenue bonds (in 1982 and 1987) to assist Massey Coal Terminal Corporation ("Massey") and its successor Shell Coal Terminal Company ("Shell"), in the financing and refinancing of the Plant (hereinafter defined); and

     WHEREAS, the Issuer has duly adopted its Bond Resolution (the "Bond Resolution"), on July 16, 1997, pursuant to which, and in order to implement the public purposes enumerated in the Act, the Issuer intends to issue its Port Facility Refunding Revenue Bonds (Zeigler Coal Project) Series 1997 (the "Bonds") and to lend the proceeds thereof to the Company in order to provide moneys to refund the 1987 Bonds (hereinafter defined); and

     WHEREAS, in reliance thereon, the Company has continued the use of its coal transshipment facility located at Pier 9, Harbor Access Road, Newport News, Virginia in anticipation of the issuance of the Bonds for the benefit of the Company and the use of the bond proceeds to refund the Issuer's $115,000,000 Peninsula Ports Authority of Virginia, Unit Priced Demand Adjustable Port Facility Refunding Revenue Bonds (Shell Coal and Terminal Company Project), 1987 Series (the "1987 Bonds"), which were issued to refund certain revenue bonds previously issued by the Issuer in order to assist in defraying the costs of the Plant (hereinafter defined); and

     WHEREAS, the Issuer proposes to issue and sell the Bonds in the aggregate principal amount of $115,000,000 and to lend the proceeds therefrom in accordance with the terms hereof;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the premises hereof, DO HEREBY AGREE as follows:


                                   ARTICLE I
                                  DEFINITIONS


     Section 1.1. Definitions. Unless otherwise defined herein, all the words and phrases defined in Article I of the Indenture shall have the same meanings in this Financing Agreement. In addition, the following words and phrases shall have the following meanings:

     "Act" means Chapter 46 of the Acts of Assembly of 1952 of the Commonwealth of Virginia, as amended.

     "Agreement" means this Financing Agreement, dated as of August 1, 1997, between the Issuer and the Company, and any and all modifications, alterations, amendments, and supplements thereto.

     "Authorized Company Representative" means any person or persons at the time designated to act on behalf of the Company by a written certificate, signed on behalf of the Company by its President, any of its Vice-Presidents, its Secretary, Treasurer or any Assistant Secretary or Assistant Treasurer and furnished to the Trustee, containing the specimen signature of each such person.

     "Bond" or "Bonds" means any or all of the Peninsula Ports Authority of Virginia, Port Facility Refunding Revenue Bonds (Zeigler Coal Project), Series 1997, issued and secured under the terms of the Indenture.

     "Bond Counsel" means nationally recognized bond counsel selected by the Company and acceptable to the Issuer and the Trustee.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Zeigler Coal Holding Company, a Delaware corporation, and its permitted successors and assigns.

     "Costs of Issuance" means all costs incurred in connection with the issuance of the Bonds, including, but not limited to, the administrative, legal and related fees and expenses of the Issuer and its counsel, the initial fee and expenses of the Trustee, legal fees and expenses of Bond Counsel, counsel to the underwriter and counsel to the Trustee, underwriter's spread and expenses, consultant fees and expenses in connection with the Project, printing costs and the initial fee of the Securities Depository.

     "Debt Service Fund" means the Debt Service Fund created by Section 6.01 of the Indenture.

     "Debt Service Payments" means the payments required to be made by the Company to amortize the Bonds, as provided for in the Indenture and in Section 4.2(a) hereof.

     "Event of Default" means, with respect to any Event of Default under this Agreement, any occurrence or event specified and defined by Section 7.1 hereof.

     "Final Official Statement" means the Final Official Statement dated August 20, 1997, relating to the Bonds.

     "Indenture" means the Trust Indenture, dated as of August 1, 1997, between the Issuer and the Trustee, and any and all modifications, alterations, amendments and supplements thereto.

     "Issue Date" means August 20, 1997.

     "Issuer" means Peninsula Ports Authority of Virginia, a public body corporate and a political subdivision of the Commonwealth of Virginia.

     "Issuer Representative" means the person or persons at the time designated to act on behalf of the Issuer by written certificate furnished to the Company and the Trustee containing the specimen signatures of such person or persons and signed on behalf of the Issuer by its Chairman. Such certificate may designate an alternate or alternates.

     "Plant" means the coal transshipment facility of the Company located at Pier 9, Harbor Access Road, Newport News, Virginia, together with any additions, modifications and substitutions to such facility. The corporation owning the Plant was acquired by the Company as a result of the Company's acquisition of all of the issued and outstanding stock of Shell in 1992. Previously, in 1981, 1982 and 1987 the Issuer issued its revenue and refunding revenue bonds to finance and refinance the Plant for the benefit of its prior owner-operators, Massey and Shell.

     "Preliminary Official Statement" means the Preliminary Official Statement dated August 13, 1997, which was prepared for use in offering the Bonds for sale.

     "Registered Owner" means the person in whose name any Bond is registered pursuant to Article II of the Indenture. The Company may be a Registered Owner.

     "Regulations" means the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code, as such regulations may be amended or supplemented from time to time.

     "Remarketing Agreement" means (i) initially the Remarketing Agreement of even date herewith between the Remarketing Agent and the Company, and any and all modifications, alterations, amendments, and supplements thereto, and (ii) any agreement between the Company and any successor remarketing agent appointed pursuant to the Indenture.

     "State" means the Commonwealth of Virginia.

     "Tax Agreement" means the Tax Compliance Agreement dated August 20, 1997, among the Issuer, the Trustee and the Company, as amended from time to time in accordance with the provisions thereof.

     "Tax Certificate" means the Non-Arbitrage Certificate delivered on the Issue Date in connection with the issuance of Bonds, with respect to certain facts concerning the Plant which are within the knowledge of the Company, upon which Bond Counsel will rely in order to render its opinion that interest on the Bonds is excludable from gross income for federal income tax purposes under applicable provisions of the Code to the extent stated in such opinion.

     "Term of Agreement" means the term of this Agreement as specified in
Section 10.1 hereof.

     "Trustee" means PNC Bank, N.A., a national banking association organized and existing under the laws of the Commonwealth of Pennsylvania, as trustee, or any successor trustee, appointed pursuant to Article XII of the Indenture.

     "Underwriting Agreement" means the Underwriting Agreement dated August 20, 1997, by and among the Issuer, the Company and Goldman, Sachs & Co.

     "1987 Bonds" shall mean the $115,000,000 Peninsula Ports Authority of Virginia Unit Priced Demand Adjustable Port Facility Refunding Revenue Bonds (Shell Coal and Terminal Company Project) 1987 Series.

                                  ARTICLE II
                  REPRESENTATIONS, COVENANTS, AND WARRANTIES

     Section 2.1. Representations, Covenants, and Warranties of Issuer. The Issuer makes the following representations, covenants, and warranties as the basis for the undertakings on the part of the Company contained herein:

     (a) The Issuer is a public body corporate and a political subdivision of the State.

     (b) The Issuer has the power to enter into this Agreement and the Indenture and to perform and observe the agreements and covenants on its part contained herein and in the Indenture including, without limitation, the power to issue and sell the Bonds as contemplated herein and in the Indenture, and by proper corporate action has duly authorized the execution and delivery hereof and thereof.

     (c) The execution and delivery of this Agreement and the Indenture by the Issuer does not, and consummation of the transactions contemplated hereby and thereby and fulfillment of the terms hereof and thereof by the Issuer will not, result in a material breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, or other agreement or instrument to which the Issuer is now a party or by which it is now bound.

     (d) The Issuer agrees to the issuance of the Bonds as set forth in the Indenture.


     (e) The Issuer covenants that it will not assign the amounts derived from this Agreement other than to secure payment of the Bonds.

     Section 2.2. Representations, Covenants, and Warranties of Company. The Company represents, covenants, and warrants as follows:


     (a) The Company is a corporation duly incorporated and in good standing in the State of Delaware, is not in violation of any provision of its certificate of incorporation or its bylaws, has full corporate power to enter into this Agreement and has duly authorized the execution and delivery of this Agreement by proper corporate action.

     (b) The Plant is owned and operated by Mountaineer Coal Development Company (d/b/a Pier IX Terminal Company), a wholly-owned subsidiary of the Company, which subsidiary is duly incorporated in the State of West Virginia and is duly authorized to do business and is in good standing in the State.

     (c) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Agreement conflicts with or results in a breach of any material terms, conditions, or provisions of any material restriction or any material agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any material lien, charge, or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any instrument or agreement.

     (d) There is no litigation or proceeding pending, or to the best of the knowledge of the Company threatened, against the Company or any other person materially adversely affecting in any manner whatsoever the right of the Company to execute this Agreement or the ability of the Company to make the payments required hereunder or to otherwise comply with the Company's obligations contained herein.

     (e) The proceeds from the sale of the Bonds will be used only for payment of refunding the 1987 Bonds and will not be used to provide working capital for the Company or any "related person" within the meaning of Section 147(a) of the Code.

     (f) The Company will not take or permit to be taken any action which would directly or indirectly cause interest on any of the Bonds to be included in gross income for federal income tax purposes (other than Bonds held by a "substantial user" of the Plant or a "related person" as such terms are used in
Section 147(a) of the Code).

     (g) The Bonds will not be "federally guaranteed" as defined in Section 149(b) of the Code.

     (h) The statements, information, descriptions, estimates, and assumptions of the Company contained in the Tax Certificate and its General Certificate (delivered in connection with Bonds on the Closing Date) are true and correct in all material respects, and are based upon the best information available to the Company.

     (i) The Company will comply with its obligations as provided in the Indenture.

     (j) In the event the Company intends to permit any other entity to use, occupy, possess or own any portion of the Plant (a "Project User"), then on or before the later of the Issue Date or the date when such Project User begins use, occupancy, possession or acquires an ownership interest in the Plant, the Company shall cause to be delivered to the Issuer and the Trustee a certificate in substantially the form of the Tax Certificate, with such modifications, additions or deletions as may be approved by Bond Counsel, duly executed on behalf of such Project User.

     (k) So long as any of the Bonds remain Outstanding, the Company shall cause the Plant to be operated in compliance with the Act.


                                 ARTICLE III
                            ISSUANCE OF THE BONDS

     Section 3.1. Agreement To Issue Bonds; Application of Bond Proceeds. In order to provide funds to refund the 1987 Bonds, the Issuer, concurrently with the execution and delivery of this Agreement, will issue and deliver the Bonds to the original purchaser or purchasers thereof. Simultaneously, the Issuer shall direct the Trustee to deposit the accrued interest, if any, paid by the original purchasers thereof in the Debt Service Fund and deposit the balance thereof in accordance with the Escrow Agreement dated as of August 20, 1997 (the "Escrow Agreement") between the Trustee, as escrow agent, and the Company for the payment of the principal of the 1987 Bonds upon redemption on November 13, 1997 and for no other purposes.

     Section 3.2.  The Plant.

     (a) The Company hereby agrees to do all things necessary to comply with the Tax Agreement.

     (b) The Company agrees to cause the Plant to be insured against loss in accordance with customary industry practices.

     Section 3.3. Limitations of the Issuer's Liability. Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur for the payment of money in connection with the Bonds or the redemption of the 1987 Bonds shall not constitute a debt or general obligation of the Issuer but shall be deemed a special, limited obligation and shall be payable solely from the revenues and receipts derived by it from the loan of the proceeds of the sale of the Bonds and any amounts received by it under this Agreement, including payments received from the Company or pursuant to the Letter of Credit. No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer a pecuniary liability or a charge upon its general credit. No officer, commissioner, agent or employee of the Issuer shall be personally liable on this Agreement.


                                  ARTICLE IV
                   LOAN OF PROCEEDS; DEBT SERVICE PAYMENTS;
                            NATURE OF OBLIGATIONS

     Section 4.1. Loan of Proceeds to Company. The Issuer agrees, upon the terms and conditions contained in this Agreement, to make the proceeds received by the Issuer from the sale of the Bonds available to the Company as a loan. The loan shall be disbursed by the Issuer by deposit of the proceeds of the Bonds with the Trustee for deposit in accordance with the Escrow Agreement described in Section 6.01 of the Indenture.

     Section 4.2. Amounts Payable.

     (a) As and for repayment of the loan to the Company by the Issuer pursuant to Section 4.1 hereof, the Company shall pay to the Trustee for the account of the Issuer as a Debt Service Payment an amount equal to the aggregate principal amount of the Bonds from time to time Outstanding and, as interest on its obligation to pay such amount, an amount equal to interest on the Bonds and, in the event of any redemption of the Bonds prior to the maturity thereof, the premium, if any, due in respect thereof. The Debt Service Payments shall be paid in installments due no later than 10:00 a.m. on the dates, in immediately available funds in the amounts, and in the manner provided in the Indenture to enable the Trustee, on behalf of the Issuer, to cause amounts to be deposited in the Debt Service Fund to equal the amount required for the timely payment of the principal of and premium, if any, and interest on the Bonds as the same shall become due and payable, whether at maturity, upon redemption, by acceleration, or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any available moneys held by the Trustee in the Debt Service Fund for such purpose.

     (b) The Company shall also pay to or on behalf of the Issuer the fees and reasonable expenses of the Issuer (including reasonable fees and expenses of counsel) which have been disclosed to it on the Issue Date related to the issuance and sale of the Bonds and such other costs, reimbursements, fees and expenses for which it may be liable under Section 10.8 hereof in connection with the Issuer's performance of its duties and obligations under this Agreement, the Indenture and the other Bond Documents, within 30 days after receipt of a written request from the Issuer for such payment.

     (c) The Company shall also pay the reasonable fees and expenses (including reasonable fees and expenses of counsel) of the Trustee under the Indenture and other Financing Documents (including this Agreement), such reasonable fees and expenses to be paid directly to the Trustee for its account as and when such reasonable fees and expenses become due and payable, and any reasonable expense in connection with any redemption of the Bonds; provided, however, that so long as no Event of Default exists hereunder, the Company shall not be responsible for payment of any fees or expenses, including fees and expenses of counsel (except for the Trustee's annual fee), unless the Company has been specifically informed of the nature and amount of such fees and expenses and has given written authorization therefor; provided, however, that no such authorization shall be required if the Trustee determines, owing to extraordinary circumstances, that such prior authorization is inconsistent with the performance of its fiduciary duties hereunder. The Company may, without creating a default hereunder or under the Indenture, contest in good faith the necessity for and the reasonableness of any such services and expenses before making payment therefor.

     (d) In addition to all other costs and expenses due hereunder, the Company shall pay all reasonable costs and expenses of enforcement of the terms and provisions hereof and of the Indenture including, without limitation, those referred to in Section 7.5 hereof and Sections 11.02, 11.03, and 12.11 of the Indenture.

     (e) The Company shall also compute the amount of arbitrage rebate at the times and in the manner required by the Tax Agreement and shall pay amounts equal to any rebatable arbitrage to the United States at the times and in the amounts required by the Tax Agreement.

     Section 4.3. Purchase Price Payments. The Company hereby agrees to pay the amounts required under Section 4.03(b)(ii) of the Indenture at the times stated therein to provide for the payment of the Purchase Price of the Bonds to the extent that funds are not available from the proceeds of any remarketing or from a drawing under the Letter of Credit.

     Section 4.4. Obligations of Company Hereunder Unconditional. The obligations of the Company to make the payments required in Sections 4.2, 4.3 and the other sections hereof and to perform and observe the other agreements contained in Sections 2.2, 5.4 and 5.6, hereof, and in Article IX hereof, shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim, or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee. Until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2(a) hereof, (ii) will perform and observe all other agreements contained in this Agreement, and (iii) will not terminate the Term of Agreement for any cause including, without limiting the generality of the foregoing, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction, or constructive eviction, destruction of or damage to all or a portion of the Plant, the taking by eminent domain of title to or temporary use of any or all of the Plant, commercial frustration of purpose, any change in the tax or other laws of or any action by the United States of America or of the State or any political subdivision of either thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability, or obligation arising out of or connected with this Agreement, except to the extent permitted by this Agreement.

     Nothing contained in this Section shall be construed to release the Issuer or Trustee from the performance of any of the agreements on their part contained herein or in the Indenture, and in the event the Issuer or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Issuer or the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company contained in the first sentence of this Section.
The Company may, however, at the Company's own expense and in the Company's own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect the Company or the Company's right of possession, occupancy and use of the Project and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

     Section 4.5. Investment of Debt Service Fund Moneys. Any moneys held as a part of the Debt Service Fund or any other fund shall be invested or reinvested by the Trustee, to the extent permitted by law, at the request of and as directed in writing by an Authorized Company Representative, in Investment Securities in accordance with the provisions of Section 8.01 of the Indenture.

     Section 4.6. Issuer to Grant Security Interest to Trustee. The parties hereto agree that pursuant to the Indenture, the Issuer shall assign to the Trustee for the benefit of the Registered Owners in order to secure payment of the Bonds all of the Issuer's right, title, and interest in this Agreement except the Issuer's rights under Sections 4.2(b), 6.2, 7.5 and 10.9 hereof, the Trustee's rights to the payments under Section 4.2(c) hereof, the rights of the United States government to the payments under Section 4.2(e) hereof into the Rebate Fund and except as otherwise qualified in the Granting Clauses of the Indenture. Nothing herein or in the Indenture shall be deemed to create a mortgage, lien or a security interest in any part of the Project.

     Section 4.7. Letter of Credit. The Company shall secure the payment of amounts due under Section 4.2 and 4.3 by delivery to the Trustee on the date of initial authentication and delivery of the Bonds of a Letter of Credit in favor of the Trustee and for the benefit of the holders of the Bonds (other than Company Bonds and Pledged Bonds). The Company shall cause a Letter of Credit to be continuously maintained as required by the Indenture. The Company shall be entitled to provide an Alternate Letter of Credit under certain circumstances as provided in the Indenture.


                                  ARTICLE V
                              SPECIAL COVENANTS

     Section 5.1. Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intention of this Agreement.

     Section 5.2. Issuer Representative and Authorized Company Representative. Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required, or the Issuer or the Company is required to take some action at the request of the other, such approval or such request shall be given for the Issuer by the Issuer Representative and for the Company by Authorized Company Representative and the Trustee and any party hereto shall be authorized to act on any such approval or request.

     Section 5.3. Maintenance of Corporate Existence. The Company agrees that during the Term of this Agreement it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and, unless the Company shall be the surviving entity, will not consolidate with or merge into another legal entity or permit one or more other legal entities to consolidate with or merge into it, provided that the Company may, without violating the agreement contained in this Section 5.3, consolidate with or merge into another legal entity, or permit one or more legal entities to consolidate with or merge into it, or sell or otherwise transfer to another legal entity all or substantially all of its assets as an entirety and thereafter dissolve, provided that (i) the surviving, resulting, or transferee legal entity, as the case may be, shall be a legal entity organized and existing under the laws of one of the states of the United States of America or the District of Columbia and shall assume in writing all of the obligations of the Company under this Agreement and (ii) the Letter of Credit shall continue to be in effect or an Alternate Letter of Credit shall be delivered to the Trustee, in which event the Trustee shall release the Company in writing, concurrently with and contingent with and contingent upon such assumption, from all liability hereunder.

     Section 5.4. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of either, execute such application or applications.

     Section 5.5. Arbitrage and Other Tax Covenants.

     (a) The Issuer covenants for the benefit of the Owners of the Bonds and the Company that: (i) the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof, and any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) will not be used in a manner that would cause the Bonds to be treated as "arbitrage bonds" within the meaning of Section 148 of the Code; and (ii) it will refrain from taking any action which would adversely affect, and will take such action as is reasonable and available and in its control to assure, the treatment of the Bonds as obligations described in Section 103 of the Code the interest on which is not includable in the "gross income" of the Owners (other than the income of a "substantial user" of the Plant or a "related person" within the meaning of Section 147(a) of the Code) for purposes of federal income taxation.

     (b) The Company covenants for the benefit of the Owners of the Bonds and the Issuer that: (i) the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof, and any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) will not be used by the Company in a manner that would cause the Bonds to be treated as "arbitrage bonds" within the meaning of Section 148 of the Code; and
(ii) the Company will refrain from taking any action which would adversely affect, and will take such action as is reasonable and available and in its control, to assure the treatment of the Bonds as obligations described in
Section 103 of the Code the interest on which is not includable in the "gross income" of the Owners (other than the income of a "substantial user" of the Project or a "related person" within the meaning of Section 147(a) of the Code) for purposes of federal income taxation.

                                 ARTICLE VI
                       ASSIGNMENT AND INDEMNIFICATION

     Section  6.1. Assignment.

     (a) This Agreement may be assigned by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:



         (i) In the event of any such assignment, the Company shall continue to remain primarily liable for payment of the amounts specified or referred to in Sections 4.2 and 4.3 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made.

         (ii) The Company shall, within 30 days after the delivery thereof, furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each assignment or assumption of obligation.

     (b) Except for the assignment to the Trustee contained in the Indenture, the Issuer will not assign this Agreement or any of its rights hereunder.

     Section 6.2. Release and Indemnity of Issuer and Trustee. The Company releases the Issuer and its officers, commissioners, agents and employees, and the Trustee, its officers, directors, employees and agents (collectively all of such persons being defined as the "Indemnified Parties") from, agrees that the Indemnified Parties will not be liable for, and agrees that it will indemnify and hold harmless the Indemnified Parties against and pay all reasonable expenses of the Indemnified Parties (including attorneys fees and expenses incurred, and, in the event an Indemnified Party is required to bring suit to enforce its rights pursuant to this Section 6.2, the costs and expenses of such suit if finally resolved in favor of such Indemnified Party) relating to, claims made against any such Indemnified Party in, or resulting from,

         (i) with respect to the Issuer, the offer and sale of the Bonds or the Issuer's capacity as a party to this Agreement and the Indenture, for loss or damage to property or death or injury to any person, arising during the Term of Agreement or the term of the Indenture that may be occasioned by any cause (other than gross negligence or willful misconduct of the Issuer) pertaining to the construction or use by the Company of the Plant, and any liabilities or losses resulting from violations by the Company of conditions, agreements, and requirements of law affecting the Plant or the ownership, occupancy, or use thereof; or

         (ii) with respect to the Trustee, the Trustee's capacity as a party to the Indenture or the other Financing Documents for loss or damage to property or death or injury to any person, arising during the term of this Agreement or the Indenture that may be occasioned by any cause (other than negligence or willful misconduct of the Trustee) pertaining to the construction or use by the Company of the Plant, and any liabilities or losses resulting from violations by the Company of conditions, agreements, and requirements of law affecting the Plant or the ownership, occupancy, or use thereof, and any losses or liabilities resulting from any violation of the Financing Documents by the Company or the Trustee's execution of and performance under the Financing Documents not resulting from the Trustee's negligence or willful misconduct.

The release and indemnification provisions of the preceding sentence do not apply to any claim made against any Indemnified Party in or resulting from any action or failure to take action in any other capacity or, with respect to the Issuer, for any claim arising from any untrue statement or omission or alleged untrue statement or omission based upon information under the heading "The Issuer" contained in the Preliminary Official Statement or the Final Official Statement.

     In case any action shall be brought against an Indemnified Party in respect of which indemnity may be sought against the Company, such Indemnified Party will promptly notify the Company in writing and the Company will assume the defense thereof, including the employment of counsel, acceptable to the Indemnified Party, and the payment of all for any settlement of any such action without its consent but, if any such action is settled with the consent of the Company or if there be final judgment for the plaintiff in any such action, the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the resignation or removal of the Trustee under the Indenture, the Company shall continue to be responsible hereunder with respect to any liability or claim arising from facts that occurred prior to such resignation or removal.

     As a condition of the indemnification provided hereunder, each Indemnified Party will reimburse the Company for payments made by the Company pursuant to this Section 6.2 to the extent any of the proceeds, net of all expenses of collection, actually received by such Indemnified Party from any insurance with respect to the loss sustained.


                                  ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

     Section 7.1. Events of Default Defined. The following shall be "events of default" under this Agreement, and the term "event of default" or "default" shall mean, whenever it is used in this Agreement, any one or more of the following events:

     (a) Failure by the Company to pay the amounts required to be paid under
Section 4.2(a) and 4.3 of this Agreement not later than the due date therefor;

     (b) Failure by the Company to observe and perform any covenant, condition or agreement in this Agreement, or the Tax Agreement, or the other Financing Documents on the part of the Company to be observed or performed, other than as referred to in paragraph (a) above, for a period of 90 days after receipt by the Company of any written notice, specifying such failure and requesting that it be remedied, given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such time prior to its expiration, or in the case of any such default which cannot with due diligence be cured within such 90 day period, if the Company shall fail to proceed promptly to cure the same and thereafter prosecute the curing of such default with due diligence, it being intended in connection with such a default not susceptible of being cured with due diligence within 90 days that the time within which the Company may cure the same shall be extended for such period as may be necessary to complete the curing of the same with all due diligence;

     (c) The occurrence of an Event of Default under the Indenture; or

     (d) The dissolution or liquidation of the Company other than as provided for in Section 5.4 of this Agreement, or the filing by the Company of a voluntary petition in bankruptcy, or assignment by the company for the benefit of its creditors, or the entry by the Company into an agreement of composition to its creditors, or the acquiescence in writing by the Company to any petition filed against it in an involuntary case under federal bankruptcy law or any similar law now or hereafter in effect, or the filing against the Company of a petition in an involuntary case under federal bankruptcy law or any similar law now or hereafter in effect that is not dismissed within 90 days after the filing thereof.

     The provisions of paragraph (b) above are subject to the following limitations: If because of any force majeure the Company is unable in whole or in part to carry out the agreements of the Company on its part herein contained, other than the obligations on the part of the Company contained in
Article IV and Sections 5.4, 6.2 and 7.5 hereof, the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean, without limitation, the following: Acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State or any of their departments, agencies or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; earthquakes; fire; hurricanes; storms; floods; washouts; droughts; tornadoes; arrests; restraint of government and people; civil or military disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other case or event not reasonably within the control of the Company, it being agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties with such course is in the judgment of the Company, unfavorable to the Company.

     Section 7.2. Remedies on Default. Whenever any Event of Default referred to in Section 7.1 hereof shall have happened and be continuing, the Trustee may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant of the Company under this Agreement subject only to the limitations set forth in the last paragraph of Section 7.1.

     If the maturity of the Bonds is accelerated pursuant to Section 11.02 of the Indenture, then payments due hereunder will be accelerated automatically.

     Any amounts collected pursuant to action taken under this Section 7.2 to which the Registered Owners are entitled shall be paid into the Debt Service Fund and applied in accordance with the provisions of the Indenture.

     Section 7.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee, subject to Section 6.2 hereof and the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

     Section 7.4. Annulment of Acceleration. If, in compliance with the requirements of Section 11.02 of the Indenture, the Trustee shall annul an acceleration declared due to any Event of Default under the Indenture such annulment shall be deemed to also automatically rescind any acceleration of all payments required under Section 7.2. In case of any such annulment, or in case any proceeding taken by the Trustee on account of any such Event of Default shall have been discontinued or abandoned or determined adversely, then and in every such case the Issuer, the Company and the Trustee shall be restored to their former positions and rights hereunder, but no such annulment shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

     Section 7.5. Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement, and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to or on behalf of the Issuer or the Trustee, as the case may be, the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee, as the case may be. Any such payments due to the Issuer under this paragraph shall also be deemed to be payments due under
Section 4.2(b) hereof.

     Section 7.6. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.


                                  ARTICLE VIII
                 OPTIONS:  PREPAYMENT OF DEBT SERVICE PAYMENTS

     Section 8.1. Option to Terminate at Any Time Upon Defeasance of the Bonds. The Company shall have, and is hereby granted, the option to terminate the Term of Agreement at any time prior to full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the indenture): (i) by paying to the Trustee an amount which, when added to the amount on deposit in the Debt Service Fund, will be sufficient to pay, retire, and redeem all the Outstanding Bonds in accordance with the provisions of
Section 16.01 of the Indenture (including, without limiting the generality of the foregoing, principal of and interest to maturity or applicable redemption date, as the case may be, and premium, if any, on the Bonds and all expenses of redemption, the Trustee's fees and expenses, and any further sums owing under this Agreement), and, in case of redemption, by making arrangements satisfactory to the Trustee for the giving of the required notice of redemption, and (ii) by giving the Issuer notice in writing of such termination, and such termination shall forthwith become effective.

     Section 8.2. Option to Prepay Debt Service Payments Upon the Occurrence of Certain Events. Upon the occurrence of any event described in Section 9.01(c) of the Indenture, the Company shall have, and is hereby granted, the option and right to terminate the Term of Agreement and prepay all of the amounts payable hereunder prior to the full payment of the Bonds on or before any date of redemption of Bonds pursuant to Section 9.01(c) of the Indenture. The Trustee, on behalf of the Issuer, shall apply any prepayment received under this Section to the redemption of the Bonds pursuant to Section 9.01(c) of the Indenture.

     Section 8.3. Option to Prepay Debt Service Payments. The Company shall have, and is hereby granted, the option and right to terminate the Term of Agreement and prepay all or a portion of the amounts payable hereunder at the redemption price of the Bonds to which such prepaid amounts apply if the Bonds are to be called for redemption pursuant to Section 9.01(a) of the Indenture, and the Trustee, on behalf of the Issuer, shall apply prepayments received under this Section to such redemption.

     Section 8.4. Procedure for Prepayment. To exercise the option to prepay set forth in Sections 8.1, 8.2 or 8.3 hereof, the Company shall give written notice to the Issuer and, if any of the Bonds shall then be unpaid, to the Trustee and shall specify therein the date of prepaying the Debt Service Payments, which date shall not be less than 45 days (or such shorter period acceptable to the Trustee) prior to the proposed redemption date of the Bonds and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption under the Indenture. The prepayment amount payable by the Company in the event of its payment pursuant to this Article shall be an amount of money which, when added to the amount then on deposit and available in the Debt Service Fund, will be sufficient to retire and redeem, as the case may be, allow the portion to be redeemed of the Outstanding Bonds on the earliest practicable redemption date after notice as provided in the Indenture, including, without limitation, the principal amount thereof, all interest to accrue to said redemption date and the applicable redemption premium, if any.

     Section 8.5. Relative Position of Options and Indenture. The options granted to the Company in this Article shall be and remain prior and superior to the Indenture and may be exercised whether or not the Company is in default under this Agreement.


                                   ARTICLE IX
                   OBLIGATION TO PREPAY DEBT SERVICE PAYMENTS
                       UPON OCCURRENCE OF CERTAIN EVENTS

     Section 9.1. Obligation to Prepay Upon Special Mandatory Redemption of Bonds Under Section 9.01(b) of the Indenture. The Company agrees to pay to the Trustee, for the account of the Issuer, as a prepayment of amounts payable hereunder, an amount which will be sufficient to redeem the Bonds in the amount required to be redeemed in the event that the Bonds are subject to Special Mandatory Redemption under Section 9.01(b) of the Indenture. All amounts payable under this Section 9.1 shall become due and payable not later than 2:30 P.M. on the date fixed for such Special Mandatory Redemption.


                                   ARTICLE X
                                 MISCELLANEOUS

     Section 10.1. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof until such time as all of the Bonds and the fees and charges of the Issuer and the Trustee shall have been fully paid or provisions made for such payments, whichever is later; provided that this

Agreement may be terminated prior to such date if the Company shall exercise its option to prepay the amounts payable hereunder pursuant to this Agreement. Notwithstanding anything to the contrary herein, the obligations of the Company set forth in Sections 4.2, 4.3, 6.2 and 7.5 shall survive the termination of this Agreement.

     Section 10.2. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered mail, postage prepaid, addressed as follows:

     If to the Issuer:

              Peninsula Ports Authority of Virginia
              12350 Jefferson Avenue, Suite 230
              Newport News, Virginia 23602
              Attention: Chairman

     If to the Company:

              Zeigler Coal Holding Company
              50 Jerome Lane
              Fairview Heights, Illinois 62208
              Attention:  Treasurer

     If to the Trustee:

              PNC Bank, N.A.
              Corporate Trust Administration
              One Oliver Plaza, 27th Floor
              210 Sixth Avenue
              Pittsburgh, Pennsylvania   15222
              Attention:  Vice President

A duplicate copy of each notice, certificate, or other communication given hereunder by the Issuer or the Company shall also be given to the Trustee. The Issuer, the Company and the Trustee may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, or other communications shall be sent. Each party will use its best efforts to keep the other parties hereto informed of their current telefax numbers as such numbers change from time to time.

     Section 10.3. Confidential Information. Nothing contained in this Agreement will require the Company to disclose or permit the Issuer, the Trustee or others to acquire any access to any trade secrets of the Company or any other confidential processes, techniques, or information.

     Section 10.4. Waiver of Rights. Failure by the Issuer, the Company or the Trustee to insist upon the strict performance of any of the representations in this Agreement or to exercise any rights or remedies upon default will not be considered a waiver or relinquishment of the right to insist upon and to enforce by any appropriate legal remedy a strict compliance by the defaulting party with all of the representations and agreements binding on it, or of the right to exercise any such rights or remedies if such default be continued or repeated.

     Section 10.5. Limitation of Warranty. The Issuer makes no warranties except those warranties or representations expressly made by the Issuer in this Agreement or other documents related to the issuance of the Bonds.

     Section 10.6. Confirming Instruments. The parties hereto recognize and agree that the lien of the Indenture does not extend to the Plant. The
Issuer will execute and deliver and will cause and direct the Trustee to execute and deliver any instrument necessary or appropriate to confirm that the lien of the Indenture does not extend to the Plant.

     Section 10.7. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer and the Company, and shall inure to the benefit of the Trustee and their respective successors and assigns, subject, however, to the limitations contained in Sections 6.2 and 7.3 hereof.

     Section 10.8. Performance by Issuer. The Issuer will not be obligated to take any action or execute any instrument pursuant to any provision hereof or under the Indenture or other Bond Documents until it has been requested to do so by the Company or the Trustee and at the Issuer's option will have received from the Company or the Trustee assurance satisfactory to the Issuer that the Issuer will be reimbursed for its reasonable fees and expenses (including fees and expenses of counsel), previously approved by the Company in writing, incurred or to be incurred in connection with taking such action or executing such instrument or that funds for such purpose will have been deposited with the Trustee. Payments due to the Issuer hereunder shall be deemed to be payments of Amounts Payable under Section 4.2(b) hereof.

     Section 10.9. No Recourse to Issuer; Obligations of Issuer Limited. The Issuer will not be obligated to pay for the Bonds except from Pledged Revenues provided by the Company. The issuance of the Bonds will not directly or indirectly or contingently obligate the Issuer, the State or any political subdivision thereof, including the City of Newport News, Virginia, to levy or pledge any form of taxation whatever or to make any appropriation for their payment. Neither the Issuer nor any official, commissioner, officer, employee or agent of the Issuer nor any person executing the Bonds will be liable personally for the Bonds or be subject to any personal liability or accountability by reason of the issuance of the Bonds.

     Section 10.10. References to Bonds Ineffective After Bonds Paid. Upon payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and all fees and charges of the Trustee, all references in this Agreement to the Bonds and the Trustee shall be ineffective, and the Trustee shall thereafter have no rights hereunder, saving and excepting those that shall have theretofore vested or would affect the tax-exempt status of the Bonds.

     Section 10.11. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     Section 10.12. Amounts Remaining in Debt Service Fund. It is agreed by the parties hereto that any amounts remaining in the Debt Service Fund upon expiration or earlier termination of the Term of Agreement, as provided in this Agreement and the Indenture, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee, in accordance with the Indenture, shall belong to and be paid to the

Company by the Trustee as the return of an overpayment of the amounts payable hereunder.

     Section 10.13. Amendments, Changes, and Modifications. Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise expressly herein or in the Indenture provided, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee and the Issuer in accordance with the provisions of the Indenture.

     Section 10.14. Execution in Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     Section 10.15. Applicable Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE AND
THE COURTS OF THE STATE SHALL HAVE JURISDICTION OF ANY ACTION FOR THE ENFORCEMENT OF THE TERMS AND PROVISIONS HEREOF.

     Section 10.16. Captions. The captions and headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or Sections of this Agreement.

     IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its corporate name by its Chairman and with its official seal hereunto affixed and attested by its duly authorized Secretary-Treasurer. The Company has caused this Agreement to be executed in its corporate name by a duly authorized officer. All of the above occurred as of the date first above written.

                                     PENINSULA PORTS AUTHORITY OF VIRGINIA

(SEAL)

                                     By: /s/ Michael J. Carter
                                         --------------------------------------
                                             Chairman

ATTEST:



/s/ G. Mark Ailsworth                Date: August 20, 1997
------------------------------------
Secretary-Treasurer
                      [Signatures Continued on Next Page]

                 [Signatures of Financing Agreement Continued]


                                ZEIGLER COAL HOLDING COMPANY


                                By: /s/ Sharad M. Desai
                                    ---------------------------------------
                                        Treasurer

Date: August 20, 1997
      ------------------------